Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Post-Effective Amendment No. 1 to Form S-3 No. 333-264448) and related Prospectus of Industrial Logistics Properties Trust for the registration of debt securities, common shares of beneficial interest, preferred shares of beneficial interest, depositary shares, and warrants and to the incorporation by reference therein of our report dated February 24, 2020, with respect to the consolidated financial statements of Industrial Logistics Properties Trust included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 14, 2023